CONTENTFUL GLOBAL, INC.
2021 EQUITY INCENTIVE PLAN
Section 1.    Purposes. The purposes of the Contentful Global, Inc. 2021 Equity Incentive Plan (as amended from time to time, the “Plan”) are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of Contentful Global, Inc. (the “Company”) and its subsidiaries, and to promote the success of the Company’s business, thereby furthering the best interests of the Company and its stockholders.
Section 2.    Eligibility.
(a)    Any Employee, non-employee Director or Consultant will be eligible to be selected to receive an Award under the Plan, to the extent that an offer or receipt of an Award is permitted under applicable law, stock exchange rules or accounting or tax rules and regulations. For the avoidance of doubt, in the event that the eligibility rules under applicable law are expanded, this provision will expand accordingly to the maximum extent permitted thereby.
(b)    Holders of equity compensation awards granted by a company that is acquired by the Company (or whose business is acquired by the Company) or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable law, stock exchange rules or accounting or tax rules and regulations.
Section 3.    Administration.
(a)    Administration of the Plan. The Plan will be administered by the Committee. All decisions of the Committee will be final, conclusive and binding upon all parties, including the Company, its shareholders, Participants and any beneficiaries thereof. The Committee may issue rules and regulations for administration of the Plan.
(b)    Authority of Committee. Subject to the terms of the Plan and applicable law, the Committee (or its delegate) will have full discretion and authority to:
(i)    designate Participants;
(ii)    determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan;
(iii)    determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) Awards;
(iv)    determine the Fair Market Value of a Share in accordance with the Plan;
(v)    determine the terms and conditions of any Award and prescribe the form of each Award Document, including vesting and tolling rules, which need not be identical for each Participant and may contain deviations from one another;
(vi)    determine whether, to what extent, under what circumstances and by which methods Awards may be settled or exercised in cash, Shares, other Awards, other

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property, cashless exercise (including Broker-Assisted Cashless Exercise) or net settlement, or any combination thereof;
(vii)    determine whether, to what extent and under what circumstances Awards may be canceled, forfeited or suspended;
(viii)    determine whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award under the Plan will be deferred either automatically or at the election of the holder thereof or of the Committee;
(ix)    amend terms or conditions of any outstanding Awards;
(x)    correct any defect, supply any omission and reconcile any inconsistency in the Plan or any Award, in the manner and to the extent it deems desirable to carry the Plan into effect;
(xi)    interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(xii)    establish, amend, suspend or waive such rules and regulations and appoint such agents, trustees, brokers, depositories and advisors and determine such terms of their engagement as it deems appropriate for the proper administration of the Plan and due compliance with applicable law, stock exchange rules or accounting or tax rules and regulations; and
(xiii)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan and due compliance with applicable law, stock exchange rules or accounting or tax rules and regulations.
1.    Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board will have all of the authority and responsibility granted to the Committee herein.
Section 4.    Indemnification. To the fullest extent permitted by law, the Employees, Consultants and Directors (solely in their capacities as such and not, for the avoidance of doubt, in their capacity as a Participant) will be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such Person in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan; provided that the applicable Employee, Consultant or Director will only be entitled to indemnification if he or she has not acted in bad faith in connection with the applicable claim, action, suit or proceeding. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled as a matter of law, under the Company’s certificate of incorporation, bylaws or other governance document, indemnification agreement or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

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Section 5.    Shares Available for Awards.
(a)    Subject to adjustment as provided in Section 5(c) and except for Substitute Awards, the maximum number of Shares available for issuance under the Plan will not exceed in the aggregate 34,980,854 Shares. In addition, any Shares that were forfeited, cancelled, expired, terminated or otherwise lapsed or settled in cash, in whole or in part, without the delivery of Shares under the terms and conditions of the Replacement Equity Plan that on or before October 1, 2023 became available for issuance under the Plan. Shares underlying Substitute Awards and Shares remaining available for grant under a plan of an acquired company or of a company with which the Company combines (whether by way of amalgamation, merger, sale and purchase of shares or other securities or otherwise), appropriately adjusted to reflect the acquisition or combination transaction, will not reduce the number of Shares remaining available for grant hereunder.
(b)    If any Award is forfeited, cancelled, expires, terminates or otherwise lapses or is settled in cash, in whole or in part, without the delivery of Shares, then the Shares covered by such Award will again be available for grant under the Plan. In addition, the following will automatically become available for issuance under the Plan: (i) any Shares withheld in respect of taxes relating to any Award and (ii) any Shares tendered or withheld to pay the exercise price of Options.
(c)    In the event that the Committee determines that, as a result of any dividend or other distribution of shares of the Company’s capital stock (excluding any ordinary dividend or distribution), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, separation, rights offering, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, issuance of Shares pursuant to the anti-dilution provisions of securities of the Company, or other similar corporate transaction or event affecting the Shares, or of changes in applicable law, stock exchange rules or accounting or tax rules and regulations, an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, subject to Section 26 and applicable law, adjust equitably so as to ensure no undue enrichment or harm (including by payment of cash), any or all of:
(i)    the number and type of Shares (or other securities) which thereafter may be made the subject of Awards, including the aggregate limits specified in Section 5(a) and Section 5(e);
(ii)    the number and type of Shares (or other securities) subject to outstanding Awards;
(iii)    the grant, acquisition or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(iv)    the terms and conditions of any outstanding Awards, including the performance criteria of any Performance Awards;

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provided, however, that the number of Shares subject to any Award denominated in Shares will always be a whole number.
(d)    Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or Shares acquired by the Company.
(e)    Subject to adjustment as provided in Section 5(c)(i), the maximum number of Shares available for issuance with respect to Incentive Stock Options will be equal to the maximum number of Shares available for issuance under the Plan as set forth in the first sentence of Section 5(a).
Section 6.    Options. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    The exercise price per Share under an Option will be determined by the Committee at the time of grant; provided, however, that, except in the case of Substitute Awards, such exercise price will not be less than the Fair Market Value of a Share on the date of grant of such Option.
(b)    The term of each Option will be fixed by the Committee but will not exceed 10 years from the date of grant of such Option. The Committee will determine the time or times at which an Option becomes vested and exercisable in whole or in part, which will be set out in the Award Document and in accordance with Section 12.
(c)    A Participant may exercise all or any portion of an Option that has vested by delivering to the Company a written notice, in a form provided by the Company, specifying the number of Shares subject to the Option to be purchased.
(d)    The Committee will determine the method or methods by which, and the forms in which, payment of the aggregate exercise price with respect to an Option may be made or deemed to have been made, including (i) cash, check or wire transfer, (ii) Shares, (iii) other Awards, (iv) other property, (v) cashless exercise (including Broker-Assisted Cashless Exercise) or net settlement or (vi) any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, which will be determined at the time of grant.
(e)    An Option will not convey to a Participant the right to any Shares or the rights and privileges of a shareholder with respect to the Shares subject to such Option, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant upon exercise of such Option.
(f)    No grant of Options may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Options (except as provided under Section 5(c)).
(g)    The terms of any Incentive Stock Option granted under the Plan will comply in all respects with the provisions of Section 422 of the Code.

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(i)    Incentive Stock Options may be granted only to employees of the Company or of a “parent corporation” or a “subsidiary corporation” (as defined in Section 424 of the Code).
(ii)    Notwithstanding anything to the contrary, if an Incentive Stock Option is granted to a Participant who owns shares representing more than ten (10) percent of the voting power of all classes of shares of the Company, its “parent corporation” or a “subsidiary corporation,” the term of the Option will not exceed five (5) years from the time of grant of such Option and the exercise price will be at least one hundred and ten (110) percent of the Fair Market Value of a Share on the date of grant of such Option.
(iii)    To the extent the aggregate Fair Market Value (as of the date of grant) of the Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year exceeds $100,000, such excess Incentive Stock Options will be treated as Non-Qualified Stock Options.
(iv)    Each Participant awarded an Incentive Stock Option under the Plan will notify the Company in writing immediately after the date he or she makes a “disqualifying disposition” of any Shares acquired pursuant to the exercise of such Incentive Stock Option. A “disqualifying disposition” is any disposition (including any sale) of such Shares before the later of (i) two (2) years after the date of grant of the Incentive Stock Option and (ii) one (1) year after the date a Participant acquired the Shares by exercising the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by it, retain possession of any Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.
Section 7.    Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    SARs may be granted under the Plan to Participants either alone (“freestanding”) or in addition to other Awards granted under the Plan (“tandem”) and may, but need not, relate to a specific Option granted under Section 6.
(b)    The exercise price per Share under a SAR will be determined by the Committee; provided, however, that, except in the case of Substitute Awards, such exercise price will not be less than the Fair Market Value of a Share on the date of grant of such SAR.
(c)    The term of each SAR will be fixed by the Committee but will not exceed 10 years from the date of grant of such SAR. The Committee will determine the time or times at which a SAR may be vested or exercised in whole or in part, which will be set forth in the Award Document and in accordance with Section 12.
(d)    Upon the exercise of a SAR, the Company will pay to a Participant an amount equal to the number of Shares subject to the SAR multiplied by the excess, if any, of the Fair Market Value of one (1) Share on the exercise date over the exercise price of such SAR. The

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Company may pay such excess in cash, in Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee.
(e)    No grant of SARs may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such SARs (except as provided under Section 5(c)).
Section 8.    Restricted Stock. The Committee is authorized to grant Awards of Restricted Stock to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    The Award Document will specify the vesting schedule and price, if any.
(b)    Awards of Restricted Stock will be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)    Subject to the restrictions set forth in the applicable Award Document, a Participant generally will have the rights and privileges of a shareholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends.
(d)    The Committee may, in its discretion, specify in the applicable Award Document that any or all dividends or other distributions paid on Awards of Restricted Stock prior to vesting be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.
(e)    Any Award of Restricted Stock may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(f)    The Committee may provide in an Award Document that an Award of Restricted Stock is conditioned upon a Participant making or refraining from making an election with respect to the Award under Section 83(b) of the Code. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to an Award of Restricted Stock, such Participant will be required to file promptly a copy of such election with the Company and the applicable Internal Revenue Service office.
Section 9.    Restricted Stock Units or “RSUs”. The Committee is authorized to grant Awards of RSUs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    The Award Document will specify the vesting schedule, the delivery schedule (which may include deferred delivery later than the vesting date) and price, if any. The Award Document may specify the payment of any amounts, including any amounts associated with the Withholding Obligation, due in connection with the vesting and settlement of RSUs.

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(b)    Awards of RSUs will be subject to such restrictions as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate.
(c)    The Committee may, in its discretion, determine whether the taxes on Awards of RSUs will be remitted in additional Shares sold, in cash (to be paid by a Participant) or in another manner approved by the Board.
(d)    An RSU will not convey to a Participant the right to any Shares or the rights and privileges of a shareholder with respect to the Shares subject to such RSU, such as the right to vote or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such RSU.
(e)    The Committee may, in its discretion, specify in the applicable Award Document that any or all dividend equivalents or other distributions paid on Awards of RSUs prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as such Awards.
(f)    Shares delivered upon the vesting and settlement of an RSU Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(g)    The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any RSU Award may be made.
Section 10.    Performance Awards. The Committee is authorized to grant Performance Awards to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines:
(a)    Performance Awards may be denominated as a cash amount, number of Shares or units or a combination thereof and are Awards that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award will constitute a Performance Award by conditioning the grant to a Participant or the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. Subject to the terms of the Plan, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award will be determined by the Committee.
(b)    Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis, and may be established on a corporate-wide basis, with respect to one (1) or more business units, divisions, Subsidiaries or business segments, or on an individual basis. If the Committee determines that a change in the business, operations, corporate structure or capital

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structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable such that it does not provide any undue enrichment or harm. Performance measures may vary from Performance Award to Performance Award and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. The Committee has the power to impose such other restrictions on Awards subject to this Section 10(b) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements of any applicable law, stock exchange rules or accounting or tax rules and regulations.
(c)    Settlement of Performance Awards will be in cash, Shares, other Awards, other property, net settlement or any combination thereof, as determined in the discretion of the Committee.
(d)    A Performance Award will not convey to a Participant the rights and privileges of a shareholder with respect to the Shares subject to such Performance Award, such as the right to vote (except as relates to Restricted Stock) or the right to receive dividends, unless and until and to the extent a Share is issued to such Participant to settle such Performance Award.
(e)    The Committee, in its sole discretion, may provide that a Performance Award will convey the right to receive dividend equivalents on the Shares subject to such Performance Award with respect to any dividends declared during the period that such Performance Award is outstanding, in which case, such dividend equivalent rights will accumulate and will be paid in cash or Shares on the settlement date of the Performance Award, subject to a Participant’s earning of the Shares with respect to which such dividend equivalents are paid upon achievement or satisfaction of performance conditions specified by the Committee. For the avoidance of doubt, unless otherwise determined by the Committee, no dividend equivalent rights will be provided with respect to any Shares subject to Performance Awards that are not earned or otherwise do not vest or settle pursuant to their terms.
(f)    If determined by the Committee, Shares delivered upon the vesting and settlement of a Performance Award may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration.
(g)    The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with a Performance Award.
Section 11.    Other Cash-Based Awards and Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant Other Cash-Based Awards (either independently or as an element of or supplement to any other Award under the Plan) and Other Stock-Based Awards. The Committee will determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 will be purchased for such consideration, and paid for at such times, by such methods and in such forms, including (i) cash, (ii) Shares, (iii) other Awards, (iv) other property, (v) cashless exercise (including Broker-Assisted Cashless Exercise) or net settlement or (vi) any combination thereof, as the Committee determines; provided that the purchase price therefor will not be less than the Fair Market Value of such Shares on the date of grant of such right.

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Section 12.    Effect of Termination of Service on Awards.
(a)    Unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, Awards will be treated as follows upon a Termination of Service:
(i)    Termination of Service for Cause. In the event of a Participant’s Termination of Service for Cause, any Awards held by a Participant at the time of the Termination of Service, whether vested or unvested, will be immediately forfeited.
(ii)    Termination of Service Upon Resignation by a Participant. In the event of a Participant’s Termination of Service due to resignation, any unvested Awards held by a Participant at the time of the Termination of Service will be immediately forfeited. Unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, any vested portion of an Option or SAR may be exercised for three (3) months after a Participant’s Termination of Service upon resignation.
(iii)    Termination of Service without Cause. In the event of a Participant’s Termination of Service for any reason other than for (A) Cause, or (B) in connection with a Participant’s resignation, death or Disability, unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, any unvested Awards held by a Participant at the time of the Termination of Service will be immediately forfeited. Unless otherwise determined by the Committee or otherwise expressly provided in an Award Document or as set forth in Section 12(a)(iv) below, any vested portion of an Option or SAR may be exercised for three (3) months after a Participant’s Termination of Service without Cause.
(iv)    Termination of Service due to a Participant’s Death or Disability. In the event of a Participant’s Termination of Service due to a Participant’s death or Disability while employed by or providing services to the Company or any of its Subsidiaries or Affiliates, unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, any unvested Awards held by a Participant at the time of the Termination of Service will be immediately forfeited. Unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, any vested portion of an Option or SAR may be exercised for twelve (12) months after a Participant’s Termination of Service due to Participant’s death or Disability.
(b)    The Committee may provide, by rule or regulation or in any applicable Award Document, or may determine in any individual case, the circumstances in which, and the extent to which, an Award may be exercised, settled, vested, paid or forfeited in the event of a Participant’s Termination of Service prior to the end of a Performance Period or vesting, exercise or settlement of such Award.
(c)    Subject to the last sentence of Section 27(mm), the Committee may determine, in its discretion, whether or not, and the extent to which (i) an Award will vest during a leave of absence, (ii) a reduction in service level (for example, from full-time to part-time employment) will cause a reduction, or other change, to an Award and (iii) a leave of absence or reduction in service will be deemed a Termination of Service.

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Section 13.    Effect of Change in Control on Awards. Unless otherwise determined by the Committee or otherwise expressly provided in an Award Document, in the event of a Change in Control, the Committee may, in its sole discretion, and on such terms and conditions as it deems appropriate, take any one or more of the following actions with respect to any outstanding Award, which need not be uniform with respect to all Participants and/or Awards:
(i)    continuation or assumption of such Award by the Company (if it is the surviving corporation) or by the successor or surviving entity or its parent;
(ii)    substitution or replacement of such Award by the successor or surviving entity or its parent with cash, securities, rights or other property to be paid or issued, as the case may be, by the successor or surviving entity (or a parent or subsidiary thereof), with substantially the same terms and value as such Award (including any applicable performance targets or criteria with respect thereto);
(iii)    acceleration of the vesting of such Award and the lapse of any restrictions thereon and, in the case of an Option or SAR, acceleration of the right to exercise such Award during a specified period (and the termination of such Option or SAR without payment of any consideration therefor to the extent such Award is not timely exercised), in each case, either (A) immediately prior to or as of the date of the Change in Control, (B) upon a Participant’s involuntary Termination of Service (including upon a termination of a Participant’s employment by the Company (or a successor corporation or its parent) without Cause, by a Participant for “good reason” and/or due to a Participant’s death or “Disability”, as such terms may be defined in the Plan or in the applicable Award Document, as the case may be) on or within a specified period following the Change in Control or (C) upon the failure of the successor or surviving entity (or its parent) to continue or assume such Award;
(iv)    in the case of a Performance Award, determination of the level of attainment of the applicable performance condition(s); and
(v)    cancellation of such Award in consideration of a payment, with the form, amount and timing of such payment determined by the Committee in its sole discretion, subject to the following: (A) such payment will be made in cash, securities, rights and/or other property; (B) the amount of such payment will equal the value of such Award, as determined by the Committee in its sole discretion; provided that, in the case of an Option or SAR, if such value equals the Intrinsic Value of such Award, such value will be deemed to be valid; provided further that, if the Intrinsic Value of an Option or SAR is equal to or less than zero, the Committee may, in its sole discretion, provide for the cancellation of such Award without payment of any consideration therefor (for the avoidance of doubt, in the event of a Change in Control, the Committee may, in its sole discretion, terminate any Option or SAR for which the exercise price is equal to or exceeds the per Share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor); and (C) such payment will be made promptly following such Change in Control or on a specified date or dates following such Change in Control.
For the avoidance of doubt, in the event of a Change in Control, the treatment of any Award and the Shares subject thereto may be subject to escrows, holdbacks, earnouts or similar arrangements to the same extent as payments to shareholders of the Company generally with respect to their Shares, subject to Section 409A of the Code.

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Section 14.    Lock-Up. In connection with any Qualified Listing, to the extent requested by the Company, the Board or the underwriters managing such Qualified Listing, and except (a) as otherwise approved by the Committee or the Board, or (b) pursuant to any exceptions approved by the underwriters, Shares acquired by a Participant pursuant to the issuance, vesting, exercise or settlement of any Award granted under the Plan may not be sold, transferred or otherwise disposed of prior to such period following the effective date of such Qualified Listing as designated by the Company, the Board or the underwriters, such period not to exceed (x) if in connection with a business combination or special purpose acquisition company, twelve (12) months, (y) if in connection with a direct listing, ninety (90) days, or (z) otherwise, one hundred eighty (180) days following such Qualified Listing. The Company may impose stop-transfer instructions with respect to the Shares until the end of the lock-up period.
Section 15.    Repurchase Right.
(a)    Unless otherwise expressly provided in an Award Document, any unvested portion of the Shares held subject to Awards will be subject to a right of repurchase in favor of the Company upon a resignation by a Participant prior to the expiration of the applicable vesting period.
(b)    The Company will have one hundred twenty (120) days from the date of a Participant’s resignation to exercise the right of repurchase.
(c)    Unless otherwise expressly provided in an Award Document, the purchase price for any Shares purchased by the Company pursuant to this Section 15 will be the lower of (i) the cost per Share of the Company that was paid by a Participant at the time the Shares were provided to a Participant or (ii) the Fair Market Value of the Shares at the time of the repurchase.
(d)    This Section 15 and the foregoing right of repurchase will terminate automatically upon a Qualified Listing of the Company.
Section 16.    Investment Intent. The Company may require a Participant, as a condition of the grant or issuance or exercise of any Award to give written assurances reasonably satisfactory to the Company (i) as to a Participant’s knowledge and experience in financial and business matters, and (ii) stating that a Participant is acquiring the Award for a Participant’s own account and not with any present intention of selling or otherwise distributing the Award.
Section 17.    General Provisions Applicable to Awards.
(a)    Awards will be granted for such cash or other consideration, if any, as the Committee determines; provided that in no event will Awards be issued for less than such minimal consideration as may be required by applicable law.
(b)    In the event of a conflict between the provisions of the Plan and the individual Award Document related to the subject matter hereto, the terms of the Plan will apply.
(c)    Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the

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same time as or at a different time from the grant of such other Awards or awards, subject to the limitations set forth in Section 6(f) and Section 7(e).
(d)    Except as may be permitted by the Committee or as otherwise expressly provided in an Award Document, (i) no Award and no right under any Award will be assignable, alienable, saleable or transferable by a Participant other than by will or the laws of descent and distribution or under applicable law pursuant to a community property division if a Participant resides in a community property state and (ii) during a Participant’s lifetime, each Award, and each right under any Award, will be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative. The provisions of this Section 17(d) will not apply to any Award that has been fully exercised or settled, as the case may be, and will not preclude forfeiture of an Award in accordance with the terms thereof.
(e)    All certificates, if any, or book entry for Shares and/or other securities delivered under the Plan pursuant to any Award or the exercise or settlement thereof will be subject to such stop transfer orders and other restrictions as the Board or the Committee may deem advisable under the Plan, the certificate of incorporation, bylaws or other governing documents of the Company, any other agreements to which a Participant is a party, or applicable law, stock exchange rules or accounting or tax rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates or book entries to make appropriate reference to such restrictions. Without limiting the foregoing, the Shares are subject to a right of first refusal to the extent set forth in the Company’s bylaws.
(f)    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Committee’s satisfaction, (ii) as determined by the Committee, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable law, stock exchange rules or accounting or tax rules and regulations, and (iii) a Participant has executed and delivered to the Company such representations or agreements as the Committee deems necessary or appropriate to satisfy any applicable laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Committee determines is necessary to the lawful issuance and sale of any Shares, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
(g)    The Committee may, to the extent permitted by applicable law, impose restrictions on any Award with respect to non-competition, non-solicitation, confidentiality or other restrictive covenants, or requirements to comply with minimum share ownership requirements, as it deems necessary or appropriate in its sole discretion, which such restrictions may be set forth in any applicable Award Document or otherwise.
(h)    No Employee, Consultant, non-employee Director, Participant, or other Person will have any claim to be granted any Award under the Plan and there is no obligation for uniformity of treatment of Employees, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan will be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion and pursuant to the Plan, maintains the right to make available future grants under the Plan.

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(i)    Except as provided specifically herein, a Participant or holder of an Award will have no rights as a stockholder with respect to any Shares covered by the Award until the date of issuance of such Shares (and subject to any terms and conditions in the Award Document, the certificate of incorporation, bylaws or other governing documents of the Company and any other agreements to which a Participant is a party (directly or by joinder)).
(j)    The Committee will determine the method or methods by which, and the forms in which, payment for the Awards, if applicable, and the Withholding Obligation due in connection with any Awards may be made or deemed to have been made, including (i) cash, check or wire transfer, (ii) Shares, (iii) other Awards, (iv) other property, (v) cashless exercise (including Broker-Assisted Cashless Exercise) or net settlement or (vi) any combination thereof.
Section 18.    Amendments and Terminations.
(a)    Amendment or Termination of the Plan. Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Document or in the Plan, the Board may amend or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment or termination will be made without:
(i)    shareholder approval if required by applicable law, stock exchange rules or accounting or tax rules and regulations; or
(ii)    the consent of the affected Participant, if such action would materially adversely affect the rights of such Participant under any outstanding Award, except (x) to the extent any such amendment or termination is made to cause the Plan to comply with applicable law, stock exchange rules or accounting or tax rules and regulations or (y) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards).
1.    Notwithstanding anything to the contrary contained herein, the Committee may amend the Plan to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.
(b)    Dissolution or Liquidation. In the event of the dissolution or liquidation of the Company, each Award, unless otherwise expressly provided in an Award Document, will terminate immediately prior to the consummation of such action, unless otherwise determined by the Committee.
(c)    Terms of Awards. The Committee may waive any conditions or rights under, amend any terms of, or amend or terminate any Award theretofore granted (including by substituting another Award of the same or a different type), prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that, subject to Section 5(c) and Section 12, no such action will materially adversely affect the rights of any affected Participant or holder or beneficiary under any Award theretofore granted, except (i) to the extent any such action is made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards). The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of events (including the events

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described in Section 5(c), affecting the Company, or the financial statements of the Company, or of changes in applicable law, stock exchange rules or accounting or tax rules and regulations, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
Section 19.    Miscellaneous.
(a)    The grant of an Award will not give a Participant the right to be retained in the employ of, or to continue to provide services to, the Company or any Affiliate. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as provided in the applicable Award Document.
(b)    No payment pursuant to the Plan will be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
(c)    Nothing contained in the Plan will prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.
(d)    If any provision of the Plan or any Award Document is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision will be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award Document, such provision will be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and any such Award Document will remain in full force and effect.
(e)    Neither the Plan nor any Award will create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right will be no greater than the right of any unsecured general creditor of the Company.
(f)    No fractional Shares will be issued or delivered pursuant to the Plan or any Award, and the Committee will determine whether cash or other securities will be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto will be canceled, terminated or otherwise eliminated.
(g)    Awards may be granted to Participants who are non-United States nationals or employed or providing services outside of the United States, or both, on such terms and conditions different from those applicable to Awards to Participants who are employed or providing services in the United States as may, in the judgment of the Committee, be necessary or desirable to recognize differences in local law, tax policy or custom. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s

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obligation with respect to tax equalization for Participants on assignments outside their home country. For purposes of the Plan, the Company has the authority, without obtaining further approval from the Board or shareholders, to add an annex to the Plan in relation to laws, rules and regulations of other jurisdictions, which may apply for Participants who are subject to taxation or other laws of a particular jurisdiction.
(h)    A Participant is solely responsible for any applicable taxes (including, without limitation, income and excise taxes, wage tax, social security contributions, church tax and solidarity tax) and penalties, and any interest that accrues thereon, that a Participant incurs in connection with the receipt, vesting or exercise of any Award granted hereunder.
Section 20.    Effective Date of the Plan. The Plan is effective as of the Effective Date.
Section 21.    Term of the Plan. The term of the Plan is ten (10) years after the Effective Date, unless sooner terminated in accordance with Section 18(a). However, unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, will extend beyond such date.
Section 22.    Successors and Assigns. The terms of the Plan will be binding upon and inure to the benefit of the Company and any successor entity.
Section 23.    Notices. Any notice required or permitted to be given under this Plan or in an Award Document is effective when delivered either by email or mail, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:
If to the Company:
Contentful Global, Inc.
1801 California Street, Suite 4600
Denver, CO 80202
Attention: Chief Legal Officer
Email: legal@contentful.com and stockadmin@contentful.com
If to a Participant:
At a Participant’s most recent email or mailing address as provided to the Company, or at any other address which a Participant may specify in a notice delivered to the Company in the manner set forth herein.
Section 24.    Data Protection. In connection with the Plan, the Company may need to process Personal Data provided by a Participant to, or otherwise obtained by, the Company or its Affiliates, third party service providers or others acting on the Company’s behalf. Examples of such Personal Data may include, without limitation, a Participant’s name, account information, social security number, tax number, national indemnity number and contact information. The Company receives such Personal Data as a data controller and may process such Personal Data for the performance of the contract with a Participant in connection with the Plan and in its legitimate

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business interests for all purposes relating to the operation and performance of the Plan, including but not limited to:
(a)    administering and maintaining Participant records;
(b)    providing the services described in the Plan;
(c)    providing information, on a need-to-know basis, to future purchasers or merger partners of the Company, any Affiliate or the business in which such Participant works; and
(d)    responding to public authorities, court orders and legal investigations, and complying with law, as applicable.
The Company may share a Participant’s Personal Data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s behalf to provide the services described above, (vii) future purchasers or merger partners (as described above), or (viii)regulators and others, as required by law or in order to provide the services described in the Plan.
If necessary, the Company may transfer a Participant’s Personal Data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as a Participant’s home country. Any transfer of a Participant’s Personal Data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for under applicable law. For example, the Company and its EU-based Affiliates have entered into EU standard contractual clauses for controller to controller transfers to safeguard Personal Data provided to the Company by those Affiliates. Further information on applicable safeguards or derogations can be obtained through, and other questions regarding this Section 24 may be directed to, the contact set forth in the general employee privacy notice that previously has been provided by the Company or its applicable Affiliate to a Participant (as updated from time to time by the Company or its applicable Affiliate upon notice to a Participant, the “Employee Privacy Notice”). The terms set forth in this Section 24 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the rights of a Participant with respect to a Participant’s Personal Data); provided that, in the event of any conflict between the terms of this Section 24 and the terms of the Employee Privacy Notice, the terms of this Section 24 will govern and control in relation to the processing of such Personal Data in connection with the Plan.
The Company will keep Personal Data collected in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company’s backup and archival policies and procedures.
Section 25.    Governing Law. The Plan and each Award Document will be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof.
Section 26.    Section 409A of the Code. With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Document will be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan will be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent,

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the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything to the contrary contained herein, if the Board considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” will not be made until the date that is six (6) months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents will be treated separately from the right to other amounts under the Award. Notwithstanding anything to the contrary contained herein or otherwise, the tax treatment of the benefits provided under the Plan or any Award Document is not warranted or guaranteed, and in no event will the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
Section 27.    Definitions. As used in the Plan, the following terms will have the meanings set forth below:
(a)    “Affiliate” means any entity that, directly or indirectly through one (1) or more intermediaries controls, is controlled by or is under common control with, the Company.
(b)    “Award” means any Option, SAR, Restricted Stock, RSU, Performance Award, Other Cash-Based Award or Other Stock-Based Award granted under the Plan.
(c)    “Award Document” means any agreement, contract or other instrument or document (including in electronic form) evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
(d)    “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Broker-Assisted Cashless Exercise” means a program established by the Company and approved by the Committee in which payments due in connection with the vesting, exercise or settlement of Awards, including amounts due in connection with the Withholding Obligation or exercise price, may be satisfied, in whole or in part, by means of a broker-assisted cashless exercise or net settlement, as applicable, whereby the Shares underlying exercised or settled Awards will be delivered to a broker acceptable to the Company to sell such Shares (or a sufficient portion of such Shares) acquired upon exercise or settlement of Awards and remit to the Company a sufficient portion of the sale proceeds to pay the entire price of the Award, if applicable, and any Withholding Obligation resulting from the exercise or settlement of such Awards.

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(g)    “Cause” is as defined in a Participant’s Award Document, or if not so defined therein, means (i) a Participant’s willful engagement in dishonesty, illegal conduct or misconduct, resulting in, or is reasonably expected to result in, material harm to the Company; (ii) a Participant’s embezzlement or intentional fraud, whether or not related to Participant’s employment with the Company, resulting in, or is reasonably expected to result in, material harm to the Company; or (iii) Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a misdemeanor (or state law equivalent) if such misdemeanor is work-related, materially impairs Participant’s ability to perform services for the Company or results in material financial or reputational harm to the Company.
(h)    “Change in Control” means, unless defined in a Participant’s Award Document, the occurrence of any one or more of the following events:
(i)    any Person, together with its Affiliates or other Persons acting in concert with such Person, other than (A) any employee plan established by the Company or any Subsidiary, (B) the Company or any of its wholly owned Subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an entity in which shareholders of the Company hold, directly or indirectly, at least a majority of the capital stock of such entity, is (or becomes, during any twelve (12) month period) the Beneficial Owner, directly or indirectly, of securities of the Company representing all or substantially all of the total voting power of the capital stock of the Company; provided that the provisions of this subsection (i) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (ii) below;
(ii)    a change in the composition of the Board such that, during any twelve (12) month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board; provided further, that, notwithstanding anything to the contrary contained herein, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or Person other than the Board, will in any event be considered to be a member of the Existing Board;
(iii)    a merger, amalgamation, consolidation or other business combination (including in connection with a Qualified Listing) in which (a) the Company is a constituent party or (b) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger, amalgamation, consolidation or other business combination, except, in each case of (a) and (b) for any such merger, amalgamation, consolidation or other business combination involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior

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to such merger, amalgamation, consolidation or other business combination continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger, amalgamation, consolidation or other business combination, at least a majority of the capital stock of (x) the surviving or resulting corporation; or (y) if the surviving or resulting corporation is a wholly owned Subsidiary of another corporation immediately following such merger, amalgamation, consolidation or other business combination, the parent corporation of such surviving or resulting corporation (which shall not be a “Change in Control” hereunder); or
(iv)    (a) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any Subsidiary to a Person who acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, amalgamation, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more Subsidiaries to a Person who acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person) all or substantially all of the assets of the Company and its Subsidiaries taken as a whole that are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary.
Notwithstanding anything to the contrary contained herein, (A) no Change in Control will be deemed to have occurred if there is consummated any transaction or series of related transactions immediately following which the holders of the Company’s capital stock immediately prior to such transaction or series of transactions continue to own a majority of the capital stock in an entity which owns substantially all of the assets or equity interests of the Company immediately prior to such transaction or series of transactions and (B) no Change in Control will be deemed to have occurred upon the acquisition of additional control of the Company by any Person that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if any Participant is part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control. Notwithstanding anything to the contrary contained herein or any provision of any Award Document to the contrary, for any Award that provides for accelerated distribution on a Change in Control of amounts that constitute “deferred compensation” (as defined in Section 409A of the Code), if the event that constitutes such Change in Control does not also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets (in either case, as defined in Section 409A of the Code), such amount will not be distributed on such Change in Control but instead will vest as of such Change in Control and will be distributed on the scheduled payment date specified in the applicable Award Document, except to the extent that earlier distribution would not result in a Participant who holds such Award incurring interest or additional tax under Section 409A of the Code.
(i)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code will include any successor provision thereto.
(j)    “Committee” means the Board, unless another committee is designated by the Board.

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(k)    “Consultant” means any individual, including an advisor, who is providing services to the Company or any Subsidiary, other than an Employee or a Director.
(l)    “Director” means an/ member of the Board or the board of directors of any Subsidiary, whether an employee or a non-employee.
(m)    “Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code and shall be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.
(n)    “Effective Date” means the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.
(o)    “Employee” means any individual, including any officer, employed by the Company or any Subsidiary, subject to any requirements of the Code or applicable laws. For the avoidance of doubt, the definition of “Employee” will include employees of any professional employer organization with which the Company or any Subsidiary maintain a co-employment relationship.
(p)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act will include any successor provision thereto.
(q)    “Fair Market Value” means, as of any date, the per share fair market value of the Company’s common stock, as determined by the Committee in good faith on such basis as it deems appropriate and applied consistently with respect to Participants.
(r)    “Incentive Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that meets the requirements of Section 422 of the Code. Any grant of Incentive Stock Options will be specified as such in the applicable Award Document.
(s)    “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise price of such Award multiplied by (iii) the number of Shares covered by such Award.
(t)    “Non-Qualified Stock Option” means an option representing the right to purchase Shares from the Company, granted pursuant to Section 6, that is not an Incentive Stock Option.
(u)    “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
(v)    “Other Cash-Based Award” means an Award granted pursuant to Section 11, including cash awarded as a bonus or upon the attainment of specified performance criteria or otherwise as permitted under the Plan.

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(w)    “Other Stock-Based Award” means an Award granted pursuant to Section 11 that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of Shares, including convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, dividend rights or dividend equivalent rights or Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee.
(x)    “Participant” means the recipient of an Award granted under the Plan.
(y)    “Performance Award” means an Award granted pursuant to Section 10.
(z)    “Performance Period” means the period established by the Committee with respect to any Performance Award during which the performance goals specified by the Committee with respect to such Award are to be measured.
(aa)    “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.
(bb)    “Personal Data” means (i) any data or information that relates to or is reasonably capable of being directly or indirectly associated with an identified or identifiable individual or household and (ii) any other data or information that is otherwise considered “personal data,” “personal information,” “personally identifiable information,” or any term of comparable intent, under applicable laws or regulations relating to the collection, use, transfer, deletion, protection or other processing of such data or information.
(cc)    “Qualified Listing” means a listing of the Shares (or any securities for which the Shares are exchanged or converted into pursuant to a merger, amalgamation, consolidation, business combination or otherwise, including the common stock or other common equity of a parent entity of the Company or the surviving entity) on a recognized stock exchange in the European Union, a transnational stock exchange, the New York Stock Exchange or the Nasdaq Stock Market that also results in registration with the SEC.
(dd)    “Replacement Equity Plan” means the Contentful Global, Inc. 2021 Replacement Equity Plan established by the Company.
(ee)    “Restricted Stock” means any Share subject to certain restrictions and forfeiture conditions, granted pursuant to Section 8.
(ff)    “Restricted Stock Unit” or “RSU” means a contractual right granted pursuant to Section 9 that is denominated in Shares. Each RSU represents a right to receive the value of one (1) Share (or a percentage of such value) in cash, Shares or a combination thereof. Awards of RSUs may include the right to receive dividend equivalents.
(gg)    “SEC” means the U.S. Securities and Exchange Commission.

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(hh)    “Service Agreement” means any employment, severance, consulting or similar agreement between the Company or any of its Affiliates and a Participant. A Service Agreement may include an offer letter or an appointment letter.
(ii)    “Share” means a share of the Company’s common stock, $0.00001 par value.
(jj)    “Stock Appreciation Right” or “SAR” means a right granted pursuant to
1.    Section 7 to receive upon exercise by a Participant or settlement, in cash, Shares or a combination thereof, the excess of (i) the Fair Market Value of one (1) Share on the date of exercise or settlement over (ii) the exercise price of the right on the date of grant.
(kk)    “Subsidiary” means an entity of which the Company directly or indirectly holds all or a majority of the value of the outstanding equity interests of such entity or a majority of the voting power with respect to the voting securities of such entity. Whether employment by or service with a Subsidiary is included within the scope of the Plan will be determined by the Committee.
(ll)    “Substitute Award” means an Award granted in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines.
(mm)    “Termination of Service” means, in the case of a Participant who is an Employee, cessation of the employment relationship such that a Participant is no longer an employee of the Company or any Subsidiary, or, in the case of a Participant who is a Consultant or other service provider or non-employee Director, the date the performance of services for the Company or any Subsidiary has ended; provided, however, that, in the case of a Participant who is an Employee, the transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company, from one Subsidiary to another Subsidiary or the cessation of employee status but the continuation of the performance of services for the Company, a Subsidiary as a Director or Consultant will not be deemed a cessation of service that would constitute a Termination of Service; provided, further, that, unless otherwise expressly provided in an Award Document, a Termination of Service will be deemed to occur for a Participant employed by, or performing services for, a Subsidiary when such Subsidiary ceases to be a Subsidiary unless such Participant’s employment or service continues with the Company or another Subsidiary. Notwithstanding anything to the contrary contained herein, with respect to any Award subject to Section 409A of the Code (and not exempt therefrom), a Termination of Service occurs when a Participant experiences a “separation of service” (as such term is defined under Section 409A of the Code).
(nn)    “Withholding Obligation” means the amount at least equal to the aggregate minimum taxes which the Company is obligated to withhold on behalf of a Participant, with respect to such Award.

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Annex A
CONTENTFUL GLOBAL, INC. 2021 EQUITY INCENTIVE PLAN
Supplement for Participants Subject to German Taxation
1.    The Company does not make any assurance and does not give any guarantees or warranties whatsoever regarding the tax treatment of Awards or any payments under the Plan.
2.    The Company may, if required by law, deduct withholding taxes and forward them to the competent tax office, collection center of the social security insurance agency or any other competent agency. This also applies if a Participant is no longer an employee of the Company at the time of payment, though the Company is obliged to deduct the aforementioned taxes and contributions and forward them to the competent authorities.